Exhibit 10.45

LICENSE ASSIGNMENT AND CONSENT AGREEMENT

THIS LICENSE ASSIGNMENT AND CONSENT AGREEMENT (this ”Agreement”), is entered into as of June 30, 2004, by and among PARKEDALE PHARMACEUTICALS, INC., a Michigan corporation (“Parkedale”), KING PHARMACEUTICALS, INC., a Tennessee corporation (“King Parent” and together with Parkedale, “King”), SALIX PHARMACEUTICALS, INC., a California corporation (“Salix Sub”), SALIX PHARMACEUTICALS, LTD., a Delaware corporation (“Salix Parent” and together with Salix Sub, “Salix”), and WARNER-LAMBERT COMPANY LLC, a Delaware limited liability company and successor to Warner-Lambert Company, and PARKE, DAVIS & COMPANY LLC, a Michigan limited liability company and successor to Parke, Davis & Company (collectively, “WLC”).

WHEREAS, King and Salix intend to enter into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which King would sell to Salix, and Salix would acquire from King, certain assets used by King in King’s marketing, promotion and sale of certain pharmaceutical products known as Anusol-HC®;

WHEREAS, WLC and King are parties to that certain License Agreement dated February 27, 1998 with respect to certain trademarks and other assets owned by WLC and licensed to King thereunder (the “Original License”);

WHEREAS, Salix wishes King to assign, and Salix wishes to assume, effective as of the closing date of the Asset Purchase Agreement (the “Effective Date”), all rights, duties and obligations of King under the Original License with respect to the Anusol Trademark and Anusol Mold (each as defined in the Original License), and WLC wishes to consent to such assignment; and

WHEREAS, Salix wishes to sublicense to King the rights to the Anusol Mold and Anusol Trademark necessary for King to perform its obligations under a Supply Agreement that would be entered into between King and Salix as of the Effective Date (“Supply Agreement”), pursuant to which King will supply Salix with the Anusol products for a limited period, and WLC wishes to consent to such sublicense.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements contained in this Agreement and the Asset Purchase Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, King, Salix, and WLC hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given to such terms in the Original License.

2. Consent. WLC hereby consents to the transfer and assignment from King to Salix, and assumption by Salix from King, effective upon the Effective Date, of all rights, duties, and obligations under the Original License with respect to the Anusol Trademark and Anusol Mold as contemplated by this Agreement. Effective upon the Effective Date, this Agreement, and the rights, duties, and obligations assigned hereunder, shall be enforceable by and between Salix and WLC with respect to such rights, duties, and obligations, provided, however, that WLC and King agree that Salix shall neither assume nor otherwise have any liability resulting from any acts or omissions of King with respect to the Anusol Trademark or Anusol Mold prior to the Effective Date; provided, further, that nothing in this Agreement shall constitute a waiver or release by WLC of any claims against King with respect to any acts or omissions of King with respect to the Anusol Trademark or Anusol Mold prior to the Effective Date.

3. License Assignment. Subject to the terms and conditions of this Agreement, effective upon the Effective Date, King hereby transfers and assigns to Salix all rights, duties, and obligations of King under the Original License with respect to the Anusol Trademark and Anusol Mold (the “Assigned Partial License”), and Salix agrees to assume such duties and obligations thereunder and be bound to the terms of the Original License with respect thereto. This Agreement and the rights, duties, and obligations under the Original License assigned and transferred hereunder shall serve as the agreement between Salix and WLC with respect thereto. Accordingly, Salix and WLC agree that, upon such assignment, transfer, and assumption, each of Salix and WLC shall be entitled to enforce the applicable terms of the Original License against the other under this Agreement, provided that (i) the termination of King’s remaining rights under the Original License shall not have any effect on the rights, duties, and obligations assigned to Salix hereunder and (ii) without limiting any remedies WLC may have against King, WLC shall not be entitled to limit or terminate the rights assigned to Salix hereunder based on any default or breach by King of the Original License occurring prior to the Effective Date.

4. Consent to Sublicense. WLC hereby consents to the sublicense from Salix to King, effective upon the Effective Date, of the applicable Assigned Partial License rights with respect to the Anusol Trademark and Anusol Mold as necessary for King to perform its obligations under the Supply Agreement.

5. Release. Effective as of the Effective Date, WLC, on behalf of itself and its affiliates, successors and assigns hereby forever releases, acquits and discharges King Parent, Parkedale and their respective affiliates, shareholders, officers, directors, agents, trustees, beneficiaries, employees, successors and assigns, which shall not in any event be construed as to include Salix (the ”Released Parties”), of and from any and all claims, acts, damages, demands, rights of action and causes of action, of any nature whatsoever, which WLC and/or its affiliates, successors and assigns in the future may have with respect to matters occurring from and after the Effective Date, against the Released Parties arising from or in connection with the Assigned Partial License or any of the transactions or matters contemplated thereby.

6. Outside Date. If the Effective Date shall not have occurred on or before August 1, 2004 (the “Outside Date”), this Agreement shall become null and void and of no further force or effect.

7. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware excluding any choice of law rules which may direct the application of the law of another state.

8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this License Assignment and Consent Agreement as of the date first above written.

KING:

PARKEDALE PHARMACEUTICALS, INC.		KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markison	By:	/s/ Brian A. Markison
Name:	Brian A. Markison	Name:	Brian A. Markison
Title:	Acting President and Chief Executive	Title:	Acting President and Chief Executive
	Officer		Officer

SALIX:

SALIX PHARMACEUTICALS, INC.		SALIX PHARMACEUTICALS, LTD.

By:	/s/ Carolyn J. Logan	By:	/s/ Carolyn J. Logan
Name:	Carolyn J. Logan	Name:	Carolyn J. Logan
Title:	President and Chief Executive Officer	Title:	President and Chief Executive Officer

WLC:

WARNER-LAMBERT COMPANY LLC		PARKE, DAVIS & COMPANY LLC

By:	/s/ Arthur A. Silverstein	By:	/s/ Arthur A. Silverstein
Name:	Arthur A. Silverstein	Name:	Arthur A. Silverstein
Title:	Assistant Secretary	Title:	Assistant Secretary